Exhibit 99.3

3750 Torrey View Court San Diego, CA 92130 858.617.2000 tel 858.617.2900 fax carefusion.com

December 1, 2010

Edward Borkowski

Subject:                Severance Agreement

Dear Mr. Borkowski:

The purpose of this Severance Agreement (“Agreement”) is to confirm the understanding and agreement by and between CareFusion Corporation and all of its subsidiaries, affiliates and related companies (collectively referred to as “CareFusion” or the “Company”), and you (referred to as “You”) concerning your departure from CareFusion.

1.	Separation Date & Compensation through the Separation Date

Your at-will employment relationship with the Company will terminate on December 31, 2010 (“Separation Date”). You will continue as a full-time employee through your Separation Date.

During the period prior to your Separation Date, we expect that You will be available to provide services as requested and cooperate with the Company to ensure a smooth transition with respect to your job responsibilities and any ongoing business matters.

The Company will continue to pay your regular base salary payments and provide employee benefits from the date of this letter through the Separation Date.

On your Separation Date, You will be paid any earned but unused Paid Time Off (PTO) as of that date, in addition to receiving your final paycheck.

2.	Group Plan Benefits/Continuation of Health Benefits

Your medical, dental, vision, life, AD&D and disability insurance will end on your Separation Date. However, You are eligible to continue medical, dental, and vision health benefits under the Employee Group Benefit Plan (the “Group Plan”) pursuant to applicable federal COBRA guidelines for up to 18 months. If You have questions regarding your COBRA coverage, You may contact Hewitt directly at (877) 236-5236.

Please refer to the 2010 Employee Benefits after Termination of Employment attachment to this Agreement for more detail.

3.	Severance Benefits

Following the Separation Date and conditioned upon CareFusion’s receipt of a release in the form attached to this Agreement as Exhibit A (the “Release”), executed by You on or after the Separation Date and delivered to the Company by no later than January 7, 2011, without revocation or modification, CareFusion will provide You with the following (collectively, the “Severance Benefits”):

(a) cash severance payment in a total amount equal to $1,345,000 (which amount is equal to your annual base salary of $580,000 and $765,000, which is the average of your FY ’10 MIP bonus and your FY ’11 target MIP bonus), of which $281,000 will be payable to You 30 days after your Separation Date, $532,000 will be payable to You on the Company’s first regular payroll date following June 30, 2011, and the remaining $532,000 of which will be payable to You in equal installments on the Company’s regular payroll dates over the six (6) month period beginning on July 1, 2011,

(b) $522,000, which is equal to your FY ’11 target MIP bonus, payable in a lump sum at the time FY ’11 MIP bonuses are paid to active employees,

(c) your “Initial Equity Grants” (as defined in your offer letter, dated May 11, 2009), to the extent unvested, will become vested and exercisable,

(d) a lump sum cash payment equal to $56,194.50, which is the second of two installments relating to the reimbursement of your relocation expenses, payable in accordance with the terms of your relocation agreement,

(e) You will have no obligation to repay your sign-on bonus of $500,000 or any relocation expense reimbursed or scheduled to be reimbursed by the Company under the terms of its relocation program, and

(f) should You elect to continue your Group Plan health coverage through COBRA, CareFusion will pay a portion of the cost of COBRA coverage for twelve (12) months in the same proportion as it shared such costs with You during your employment with CareFusion, less any health assessment or tobacco credit You were receiving as an active employee. Your billing statement will be adjusted to reflect the cost sharing rate. The portion of the cost of coverage paid by CareFusion will be included as taxable income to You.

You acknowledge that the Severance Benefits are over and above any benefits to which You otherwise are entitled. The Severance Benefits shall be in lieu of any severance or similar payments that otherwise might be payable under your offer letter, dated May 11, 2009, the Company’s severance guidelines, and any plan, policy, or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment.

4.	401(k) Plan

You are fully vested in any money you have personally contributed to your plan account and in any Company matching contributions.

If You have any questions regarding your 401(k) account, please contact the CareFusion Financial Plans Service Center at (800) 835-5095.

5.	Stock Options

Following the Separation Date and CareFusion’s timely receipt of the Release without revocation or modification, CareFusion will provide You with 24 months to exercise your CareFusion vested stock options, including stock options that you received as part of your Initial Equity Grants. All other terms and conditions in each grant award, including the non-compete, non-solicitation and other covenants, will remain in full force and effect.

You can exercise CareFusion options, if applicable by visiting www.ubs.com/onesource/cfn, or You can call UBS at (877) 236-5208. Also, unless otherwise provided for in your award agreement, any unvested stock options or restricted stock, if any, will be cancelled on the Separation Date.

6.	Transition Procedure

The Company’s agreement to provide the Severance Benefits is further contingent on and subject to your agreement to: (a) before the Separation Date, continue to conduct your activities in a professional manner and to cooperate with CareFusion, its subsidiaries, affiliates and related companies in all reasonable ways to achieve a smooth transition and resolution to any open items on which You were working; and (b) return any Company property in your possession including, but not limited to, proprietary and confidential information, laptop computers, blackberries or other pda devices, cell phones, memory cards, all credit cards, office or warehouse keys, supplies or equipment, all Company documents, computer files and all copies thereof.

7.	Payment for American Express Charges

You agree and understand that You are responsible for the payment of all outstanding balances and charges incurred by You on the American Express Corporate Card. You represent that You will fully disclose all charges made to such account and You hereby agree and authorize the Company to pay all current charges, plus any additional charges that may be posted to this account, and to deduct such payment from any and all payments that You may be due from the Company including, but not limited to, any expense reimbursements You may have requested, any bonus check or other payment by the Company to You, and any severance payment or salary continuation payable to You (with any deduction from any amounts that are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), being limited to $5,000).

In the event that the amount due to American Express exceeds the amount payable by the Company to You or which may be withheld or deducted by the Company, You agree to forward such additional payment to American Express within twenty (20) days of the final billing statement. You further agree to hold the Company harmless for any amounts paid by the Company to American Express and to reimburse the Company for any payment to American Express that exceeds any amount or payment that may be payable to You by the Company or that may be withheld or deducted by the Company. You further agree to submit all outstanding expense reports with appropriate supporting receipts for reimbursement to my attention within twenty (20) days of your Separation Date.

8.	No Solicitations

You agree that for twenty-four (24) months after your Separation Date, You will not, without CareFusion’s prior written consent, directly or indirectly: solicit, recruit, induce or otherwise encourage CareFusion employees, contractors or anyone else providing services to CareFusion to end their employment or business relationship with CareFusion or to engage in any competitive business.

9.	Cooperation

In consideration for the Severance Benefits and other benefits You are receiving, You agree to fully cooperate with and assist CareFusion, its subsidiaries, affiliates and related companies and their respective representatives and attorneys as reasonably requested with respect to any matters, claims, actions, disputes, litigation or arbitrations, internal or government investigations or other dispute resolutions by being available to provide affidavits, interviews, depositions and/or testimony in regard to any matters in which You are or have been involved or with respect to which You have relevant information. CareFusion will reimburse You for reasonable expenses You may incur in connection with providing such cooperation. Any such reimbursement will be made promptly, but by no later than the end of the calendar year after the calendar year in which the expense was incurred, provided documentation of the expense is provided by You to CareFusion within ten business days before that date. You further agree that should You be contacted (directly or indirectly) by any person or entity regarding any matters described above pertaining to CareFusion, You shall promptly notify the CareFusion Legal Department in writing, addressed to 3750 Torrey View Court, San Diego, CA 92130.

Nothing in this Agreement is intended to: (a) limit your ability to respond truthfully to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation concerning facts or events that arose during the period of your employment with CareFusion; or (b) create any obligation on your part to inform the Company about the fact or substance of any communications You may have with any governmental authorities in connection with any pending and/or future actions.

10.	Non-Disparagement

You agree not to disparage, defame or otherwise detrimentally comment upon CareFusion, including its business practices, products, or services, except as may be required by law. The Company agrees not to disparage, defame or otherwise detrimentally comment upon You, including your employment with the Company or the circumstances surrounding your termination of employment, except as may be required by law and except for any factually accurate statement deemed advisable on the opinion of counsel to protect the Company. Each party acknowledges that any breach of these non-disparagement obligations shall cause serious damage to the other party.

11.	Other Agreements

You agree that this Agreement will not supersede any existing Non-Disclosure Agreement(s) or any other agreements or restrictive covenants executed by You or to which You are subject relating to non-solicitation, non-competition, confidentiality and/or CareFusion’s proprietary information or intellectual property.

12.	Review of Agreement

You agree and represent that You have been advised of and fully understand your right to discuss all aspects of this Agreement with counsel of your choice. Your execution of this Agreement establishes that, if You wish the advice of counsel, You have done so by the date You signed the Agreement.

13.	Tax Matters

All payments hereunder are subject to withholding of Federal, State, Local and employment taxes. CareFusion makes no representation as to the Federal, State or Local tax treatment of any payments promised herein. You are solely responsible for any income taxes, excise taxes or other taxes arising from any payments made to You or others on your behalf (including offsets) and CareFusion will not reimburse You for such taxes nor “gross up” any payments so as to produce any particular result for you net of taxes. CareFusion may withhold amounts for Federal, State and Local taxes as required by applicable law. CareFusion will report all payments hereunder to the proper tax authorities in accordance with its determination as to its reporting obligation, and no such determination made in good faith shall give rise to any liability to You. In signing this Agreement You affirm that You have not relied on any representations made by CareFusion with respect to the taxation of any payments. For purposes of Section 409A, each installment payment under the Agreement shall be treated as a separate payment. “Separation Date” or words of similar import as used in this Agreement mean, for purposes of any payments to be made under this Agreement that are payments of “deferred compensation” subject to Section 409A, your “separation from service” which for purposes of this Agreement shall mean a reasonably anticipated reduction of the level of bona fide services to a level that is less than 50% of the average level of services You provided in the immediately preceding 36 months. To the extent that any portion of the Severance Benefits constitutes deferred compensation subject to Section 409A, some portion of the amount payable may have to be delayed and paid on the first business day that is at least six months after your Separation Date. The Company will separately notify you if this restriction is applicable to your Severance Benefits.

14.	Full Compliance

You acknowledge and agree that CareFusion’s agreement to provide Severance Benefits under this Agreement is expressly contingent upon your full compliance with the provisions of this Agreement and any other agreements, if any, between You and CareFusion. If You do not execute or revoke the Release or if You violate any provision in this Agreement or any other agreements between You and the CareFusion, CareFusion will cease to have any obligation to provide any Severance Benefits, and You will be required to repay to CareFusion the amount of any Severance Benefits that have been provided.

15.	Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by CareFusion, its subsidiaries, affiliates and related companies and their successors and assigns.

16.	Severability

You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

17.	No Representations/Entire Agreement

You acknowledge that You do not, and have not, relied upon any representation or statement not set forth herein made by CareFusion or any representative or agent thereof. The parties acknowledge that this Agreement contains the entire understanding of the parties with respect to the matters set forth herein.

18. Amendment; No Admission; Governing Law

This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

You agree that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the State of California. You also designate the federal and state courts of San Diego, California as the courts of competent jurisdiction and venue for any actions or proceedings related to this Agreement, and hereby irrevocably consent to such designation, jurisdiction and venue.

I believe the foregoing accurately reflects the terms of your separation from CareFusion, and ask that You sign an extra copy of this letter and return it to me to confirm your agreement.

Sincerely,

CAREFUSION

/s/ Cathy Cooney
Cathy Cooney,

Executive Vice-President, Human Resources

Agreed to:

/s/ Edward Borkowski	December 1, 2010

Edward Borkowski	Date

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT by and between CareFusion Corporation (the “Company”) and Edward Borkowski (the “Executive”) is dated as of the      day of                     ,              (the “Release”).

Release

Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“CareFusion”) by execution of this Release from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of CareFusion and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with CareFusion, the “Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under the offer letter, dated May 11, 2009, between Executive and CareFusion, CareFusion’s policies or practices; federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.

In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit the Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims for workers’ compensation benefits.

This Release does not apply to any claims arising after Executive’s execution of this Release or any claims relating to rights under the Severance Agreement, dated December 1, 2010, between Executive and CareFusion (the “Severance Agreement”), or any rights Executive may or may not have for indemnification under CareFusion’s Amended and Restated By-Laws, Amended and Restated Certificate of Incorporation, or any indemnification agreement, or any rights as an insured under CareFusion’s D&O insurance policies, as in effect from time to time.

Complete Release

Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of CareFusion and any of its predecessors, successors or assigns to all or any part of its businesses, Executive expressly acknowledge that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

Review of Release

Executive agrees and represents that Executive has been advised of and fully understand the right to discuss all aspects of this Release with counsel of Executive’s choice. Executive’s execution of this Release establishes that, if Executive wishes the advice of counsel, Executive has sought such advice by the date Executive signed this Release, and that Executive was given at least 21 days to consider whether or not to sign. Executive may sign this Release before the end of the 21-day period and Executive agrees that if Executive decides to shorten this time period for signing, Executive’s decision was knowing and voluntary. Executive agrees that a change to the Severance Agreement, whether material or immaterial, does not restart the running of said period.

Executive will have 7 days from the date that Executive signs this Release to revoke the Release and to change Executive’s mind, in which case this Release shall be ineffective and of no legal force. If Executive so revokes this Release, there will be no obligation on the part of CareFusion to provide Executive with any of the severance benefits described in the Severance Agreement and Executive agrees to repay to CareFusion any such severance benefits previously paid or provided to Executive.

[Signatures follow.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

Executive
Date:

CAREFUSION CORPORATION

By:

Name:
Title:
Date: